As filed with the Securities and Exchange Commission on July 25, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Axxess Pharma, Inc.

(Exact name of registrant in its charter)

Nevada	2836-1	N/A
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number)
incorporation or organization)	Code Number)

3250 Bloor Street West, Suite 613

Toronto, ON, M8X 2X9

(461)-410-6006

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Peter Daniel Bagi, MD

President and Director

Axxess Pharma, Inc.

3250 Bloor Street West, Suite 613

Toronto, ON, M8X 2X9

(461)-410-6006

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Szaferman Lakind Blumstein & Blader , P.C.
101 Grovers Mill Road, Suite 200

Tel. No.: (609) 275-0400
Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum	Amount of
Title of Each Class of Securities	Amount to be		Offering Price		Aggregate	Registration
to be Registered	Registered (1)		Per Share		Offering Price	Fee

Common Stock, par value $0.0001 per share, issuable to Beaufort pursuant to the Investment Agreement	11,428,572	(2)	$0.25	(3)	$2,857,143.00	$368.00
Common Stock, par value $0.0001 per share, issued to Seaside pursuant to the Securities Purchase Agreement	584,350	(4)	0.15		87,652.50	11.29
Common Stock, par value $0.0001 per share, issued to Seaside pursuant to the Securities Purchase Agreement	917,300	(4)	0.15		137,595.00	17.72
Common Stock, par value $0.0001 per share, issued to Seaside pursuant to the Securities Purchase Agreement	840,520	(4)	0.1195		100,442.14	12.94
Common Stock, par value $0.0001 per share, issued to the Revive shareholders pursuant to the Asset Purchase Agreement	2,803,010	(5)	0.25	(3)	700,752.50	90.26
Total	16,573,752				$3,883,585.14	$500.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)	Includes 11,428,572 shares of our common stock that we will put to Beaufort Capital Partners LLC pursuant to that certain investment agreement dated June 9, 2014.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the closing prices of the common stock of the registrant as reported on the Pink Sheet on July 23, 2014.

(4)	On May 19, 2014, the Company entered into a Securities Purchase Agreement with Seaside 88, LP, a Florida limited partnership, or Seaside, pursuant to which the Company will issue and sell to Seaside up to 5,000,000 shares of its common stock. The Company issued 584,350 shares at $0.15 per share on May 20, 2014, 917,300 shares at $0.15 per share on June 20, 2014, and 840,520 shares at $0.1195 per share on July 21, respectively.

(5)	Includes 2,803,010 shares issued to the shareholders of Revive Bioscience Inc. pursuant to that certain assets purchase agreement dated September 13, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 25, 2014

16,573,752 Shares of Common Stock

Axxess Pharma, Inc.

This Prospectus covers up to (1) 11,428,572 shares of common stock of Axxess Pharma, Inc., or the Company, par value $0.0001 per share, issuable to Beaufort Capital Partners LLC, a New York limited liability company, or Beaufort, pursuant to that certain investment agreement, dated June 9, 2014, between the Company and Beaufort, or the Investment Agreement; (2) 2,342,170 shares of common stock of the Company, issued to Seaside 88, LP pursuant to that certain securities purchase agreement, dated May 19, 2014; and (3) 2,803,010 shares of common stock of the Company, issued to the shareholders of Revive Bioscience Inc. pursuant to that certain assets purchase agreement dated September 13, 2013.

The Investment Agreement permits us to submit a drawdown notice of up to $2,000,000 in shares of our common stock to Beaufort over a period of up to thirty-six (36) months. We will receive proceeds from the sale of securities pursuant to our exercise of the drawdown right offered by Beaufort. Beaufort shall purchase the shares at a thirty percent (30%) discount from the median price for the average of the ten (10) closing daily prices and the ten (10) closing bid prices of the Company’s common stock immediately prior to Beaufort’s receipt of drawdown notice. Beaufort is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. The total amount of shares of common stock which may be sold pursuant to this Prospectus would constitute approximately 18.86% of our issued and outstanding common stock as of July 23, 2014, assuming that the selling stockholder will sell all of the shares offered for sale.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Beaufort is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTC Pink, under the ticker symbol “AXXE.” On July 23, 2014, the closing price of our common stock was $0.0001 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  _____________, 2014

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Axxess Pharma, Inc. (referred to herein as “we,” “our,” “us,” “Axxess Pharma, Inc.” or the “Company”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and the related notes to the Financial Statements before making an investment decision.

Business Overview

Axxess Pharma, Inc., a Nevada Corporation, has in-licensed rights to manufacture and distribute several Health Canada-approved pharmaceutical and natural health products. The Company, through its subsidiaries Axxess Pharma Canada, Inc. and Allstar Health Brands Inc., intends to manufacture and distribute the products described below in Canada, the United States, and other international markets:

Soropon Medicated Shampoo

Soropon Medicated Shampoo is a treatment for both infants and adults for fungal infections of the scalp such as sebhorreic dermatitis and cradle cap in infants. There are currently several shampoos that treat similar conditions offered in the $20-24.00 price range. The Company plans to employ an aggressive pricing strategy in order to effectively compete with the other medicated shampoos currently offered in this market segment. The Company expects to re-launch Soropon Medicated Shampoo into the Canadian market in early 2015.

TapouT- branded Products

In 2013 the Company acquired a World-Wide Exclusive License (the “License”) from ABG-Authentic Brands for various TapouT branded products in return for a royalty rate of 5%. The TapouT-branded products for which the Company received the License include: TapouT Spray Pain Relief, TapouT Pain Relief Towelettes, TapouT Hot & Cold Reusable Packs, TapouT Instant Cold Packs, TapouT Extreme Muscle Growth Supplement and TapouT Muscle Recovery Supplement. In addition, the Company will launch: an Omega-3 Fish oil supplement, an all-natural testosterone boost, a line of RTD’s (Ready-to-Drink) Protein meal replacement products, and a protein powder in both a two-pound and one pound package. The Company intends to manufacture the TapouT products in the United States and possibly in Australia where some of its formulation work is being done, and distribute them in Canada, the United States, Australia, New Zealand, South Korea, Indonesia and other international markets.

Transaction with Beaufort

Investment Agreement

On June 9, 2014, the Company entered into an Investment Agreement with Beaufort. The Investor Agreement provides that the Company may, from time to time in its sole discretion when it determines appropriate in accordance with the terms and conditions of the Investment Agreement, during the Commitment Period (defined below), deliver an advance notice (the “Advance Notice”) to Beaufort, which states the dollar amount of securities that the Company intends to sell to Beaufort on a date specified in the Advance Notice (the “Advance”). The Company will be entitled to Advance to Beaufort (the “Advance Amount”) the number of shares of common stock equal to a maximum of two hundred fifty percent (250%) of the average daily volume (U.S. market only) of our common stock for the ten (10) trading days prior to the applicable Advance Notice. The purchase price per share to be paid by Beaufort for each Advance Amount will be calculated at a 30% discount to the median price for the average of the ten (10) closing daily prices and the ten (10) closing bid prices of the Company’s Common Stock immediately prior to Beaufort’s receipt of the Advance Notice. The “Commitment Period” begins on the trading day after a registration statement is declared effective as to the common stock to be subject to the Advance, and ends 36 months after such date, unless earlier terminated in accordance with the Investment Agreement.

The Company has the right, pursuant to the terms of the Investment Agreement to Advance up to $2,000,000 of common stock to Beaufort. If the Company was to draw down on the entire $2,000,000, then the Company would have to issue approximately 11,428,572 shares of common stock based upon an assumed purchase price under the Investment Agreement of $0.175 (equal to 70% of the closing price of our common stock of $0.25 on July 23, 2014), representing 18.86% of the outstanding common stock of the Company at the time the Company advances the maximum investment amount of $2 million of shares of common stock.

1

The current registration statement covers 11,428,572 shares of our Common Stock under the Investment Agreement that would raise $2,000,000 assuming our Common Stock’s closing bid price remains unchanged from its price as of July 23, 2014. In the event our Common Stock’s price decreases, we may receive substantially less than $2,000,000. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.

In addition, Beaufort will not be obligated to purchase shares if Beaufort’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective Registration Statement (as further explained below) to cover the resale of the shares.

The Investment Agreement further provides that Beaufort and the Company are each entitled to customary indemnification from the other for any losses or liabilities they may suffer as a result of any breach by the other of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below).

Registration Rights Agreement

In connection with the Investment Agreement, the Company and Beaufort entered into a registration rights agreement, or the Registration Rights Agreement. Under the Registration Rights Agreement, the Company will use its commercially reasonable efforts to file, within thirty (30) days of the date of the Investment Agreement, a Registration Statement on Form S-1 covering the resale of the common stock subject to the Investment Agreement. The Company has agreed to have the Registration Statement declared effective with the SEC. Beaufort has agreed to pay all legal costs and expenses associated with the Registration Rights Agreement. Beaufort has also agreed to extend the filing deadline to July 25, 2014.

Promissory Note

On June 9, 2014, the Company issued Beaufort a secured promissory note (the “Note”) in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00). The Note is to be funded in two equal tranches of $125,000. The first tranche of $125,000 has been funded at closing. Beaufort has 30 days to fund the second tranche. If the second tranche is not funded, then the principal of the Note shall become $125,000. The Note matures six months from the date the Company receives the full amount of the Note (the “Maturity Date”).

As collateral for the Note, Mr. Peter Daniel Bagi, President of the Company, has agreed to pledge 2,000,000 shares of common stock of the Company (subject to adjustment) to Beaufort as security for the payment in full of principal and performance under the Note (“Stock Pledge Agreement”).

Depending on our cash position, we may not be able to repay the note. While we have been able to manage our working capital needs with current credit facilities, additional financing or commencement of revenue generating from operations will be required in order to repay the note. To date, we have not generated any revenue, and we cannot make any assurances that we will be successful in generating any in the future. Also, we cannot predict whether we will be able to obtain new financing, nor do we know if it will be in the form of equity or debt. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Moreover, the amount of indebtedness may not be reduced or relieved by the issuance of shares under the equity line agreement.

Transaction with Seaside

On May 19, 2014, the Company entered into a Securities Purchase Agreement with Seaside 88, LP, a Florida limited partnership, or Seaside, pursuant to which the Company will issue and sell to Seaside up to 5,000,000 shares of its common stock.

The per share purchase price shall be an amount equal to the lower of (a) the average of the high and low trading prices (measured to two decimal places) of the common stock for the ten (10) consecutive trading days immediately prior to a closing date, multiplied by 0.50 and (b) the average of the high and low trading prices (measured to two decimal places) of the common stock for the trading day immediately prior to a closing date, multiplied by 0.55. However, in no event the per share purchase price shall be less than the floor price equal to $0.14 per share in any subsequent closing, unless both parties agree to waive it.

In addition, Seaside will not be obligated to purchase shares if Seaside’s total number of shares beneficially held at that time would exceed 9.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

2

Seaside is entitled to piggyback registration rights for all the shares issued or issuable under the Securities Purchase Agreement.

The parties conducted the initial closing on May 20, 2014 and the Company issued a total of 584,350 shares at $0.15 per share. Two subsequent closings were took place on June 20, 2014 and July 21. The Company issued 917,300 shares at $0.15 per share and 840,520 shares at $0.1195 per share, respectively. The Company received total proceeds of $323,609.90 from these three closings.

Acquisition

On September 13, 2013 the Company through its wholly owned subsidiary Allstar Health Brands, enter into an assets purchase agreement with Revive Bioscience Inc. The Company acquired assets related to the distribution of Tapout Products including DINS of TapouT pain relief products as well as trademarks, website, remaining finished goods inventory of Tapout products as well customer lists and intellectual products associated with the Tapout brand name. The purchase price included $52,000 cash used to pay-off outstanding accounts payable of Revive Bioscience as of the closing date and 6,450,000 shares of common stock valued at $0.48 per share at the closing date of the transaction.

Where You Can Find Us

Our principal executive offices are located at 3250 Bloor Street West, Suite 613, Toronto, ON, M8X 2X9. Our telephone number is (416) 410-6006. Unless the context provides otherwise, when we refer to “we,” “our,” “us,” “Axxess Pharma, Inc.” or the “Company” in this Prospectus, we are referring to Axxess Pharma, Inc.

3

THE OFFERING

Common stock offered by Selling Stockholder	16,573,752 shares of common stock.

Common stock outstanding before the offering	49,167,009 shares of common stock as of July 23, 2014.

Common stock outstanding after the offering	65,740,761 shares of common stock.

Use of proceeds	We will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTC Pink Trading Symbol	AXXE

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

4

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Operations and Business

We have a history of losses and expect to incur additional losses in the future. We are unable to predict the extent of future losses or when we will become profitable.

For the years ended December 31, 2012 and 2013, we experienced net losses of $606,964 and $11,221,801, respectively.  We reported revenue of $2,400 and a gross profit of $1,656 from continuing operations for the year ended December 31, 2013. Until one or more of the products under development is successfully brought to market, we do not anticipate generating significant revenue or gross profit.

We expect to continue to incur operating losses for the near future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our financial statements indicate conditions exist that raise substantial doubt as to whether we will continue as a going concern.

Our audited financial statements for the year ended December 31, 2013 indicate conditions exist that raise substantial doubt as to whether we will continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain financing to fund the continued development of products and working capital requirements. If we cannot continue as a going concern, our stockholders may lose their entire investment.

Funding from our Investment Agreement with Beaufort may be limited or be insufficient to fund our operations or to implement our strategy.

Under our Investment Agreement with Beaufort, upon effectiveness of the registration statement of which this Prospectus is a part, and subject to other conditions, we may direct Beaufort to purchase up to $2,000,000 of our shares of common stock over a 36-month period.

The current registration statement covers 11,428,572 shares of our Common Stock under the Investment Agreement that would raise $2,000,000 assuming our Common Stock’s closing bid price remains unchanged from its price as of July 23, 2014. In the event our Common Stock’s price decreases, we may receive substantially less than $2,000,000. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.

There can be no assurance that we will be able to receive all or any of the total commitment from Beaufort because the Investment Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Beaufort to buy common stock from us.  For instance, the Company is prohibited from issuing a drawdown notice if the amount requested in such drawdown notice exceeds the maximum drawdown amount which shall be equal to 250% of average daily trading volume of the common stock during the pricing period or the sale of shares pursuant to the drawdown notice would cause the Company to sell or Beaufort to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Beaufort of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder).  Also, as discussed above, there must be an effective registration statement covering the resale of any shares to be issued pursuant to any drawdown under the Investment Agreement, and the registration statement of which this Prospectus is a part covers the resale of only 11,428,572 shares that may be issuable pursuant to drawdown under the Investment Agreement. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured.

5

The extent to which we rely on Beaufort as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Beaufort were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $2,000,000 of common stock under the Investment Agreement with Beaufort, we will still need additional capital to fully implement our current business, operating and development plans.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

We depend on key personnel to manage our business effectively, and, if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.

Our future success depends, in part, on certain key employees, including Peter Daniel Bagi, MD, our Director and President, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly operations, finance, accounting, sales and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.

We will incur the expenses of complying with public company reporting requirements.

After we become public, we will have an obligation to comply with the applicable reporting requirements of the Exchange Act which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements is economically burdensome.

Risks Related to Our Product Development Efforts

We anticipate future losses and will require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We anticipate future losses and therefore may be dependent on additional financing to execute our business plan. In particular, we will require additional capital to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. Our operating plan may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for product development, clinical trials and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of one or more of our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products.

Our future product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Development of a product candidate requires substantial technical, financial and human resources. Our potential product candidates may appear to be promising at various stages of development yet fail to timely reach the market for a number of reasons, including: the lack of adequate quality or sufficient prevention benefit; our or our collaborative development partners’ failure to receive necessary regulatory approvals on a timely basis, or at all; the existence of proprietary rights of third parties; or the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

6

Our industry changes rapidly as a result of technological and product developments, which may quickly render our product candidates less desirable or even obsolete. If we are unable or unsuccessful in supplementing our product offerings, our revenue and operating results may be materially adversely affected.

The industry in which we operate is subject to rapid technological change. The introduction of new technologies in the market, including the delay in the adoption of these technologies, as well as new alternatives for the delivery of products and services will continue to have a profound effect on competitive conditions in this market. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes on a timely basis. If our product candidates are not accepted by the market as anticipated, if at all, our business, operating results, and financial condition may be materially and adversely affected.

If we are unable to develop and later market our products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete.

Our products will operate in competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products, which may achieve commercialization before our products enter the market.

If a competitor’s products reach the market before our products, they may gain a competitive advantage, impair the ability of us to commercialize the products, or render the products obsolete. There can be no assurance that developments by competitors will not render our products obsolete or noncompetitive. Our financial performance may be negatively impacted if a competitor’s successful product innovation reaches the market before our products or gains broader market acceptance.

We believe that our products have certain advantages, but maintaining these advantages will require continual investment in research and development, and later in sales and marketing. There is no guarantee that we will be successful in maintaining these advantages. Nor is there any guarantee that we will be successful in completing development of our products in any clinical trials or in achieving sales of our products, or that future margins on such products will be acceptable.

We may never achieve market acceptance or significant sales of our healthcare products or systems.

Through today, substantially all of our healthcare products were under development and had generated only nominal revenue. We may never achieve market acceptance or more than nominal or modest sales of these products and systems.

Risks Related to Our Common Stock

We do not anticipate declaring any cash dividends on our common stock.

Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our Board of Directors may deem relevant.

Our shares may be defined as "penny stock," the rules imposed on the sale of the shares may affect your ability to resell any shares you may purchase, if at all.

Shares of our common stock may be defined as a “penny stock” under the Exchange Act, and rules of the SEC.  The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer.  For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

7

Beaufort will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Beaufort pursuant to the Investment Agreement will be purchased at a 30% discount from the median price for the average of the ten (10) closing daily prices and the ten (10) closing bid prices of the Company’s Common Stock immediately prior to Beaufort’s receipt of the Advance Notice. Beaufort has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Beaufort sells the shares, the price of our common stock could decrease. If our stock price decreases, Beaufort may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the drawdown right pursuant to the Investment Agreement.

Pursuant to the Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Beaufort at a price equal to a 30% discount from the median price for the average of the ten (10) closing daily prices and the ten (10) closing bid prices of the Company’s Common Stock immediately prior to Beaufort’s receipt of the Advance Notice. Because the drawdown price is lower than the prevailing market price of our common stock, to the extent that the drawdown right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 11,428,572 shares of common stock to be issued under the Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 11,428,572 shares of common stock under this Prospectus, issuable to Beaufort pursuant to the drawdown notice under the Investment Agreement. Notwithstanding Beaufort’s ownership limitation, the 11,428,572 shares would represent approximately 18.86% of our shares of common stock outstanding immediately after our exercise of the drawdown right under the Investment Agreement. The sale of these shares into the public market by Beaufort could depress the market price of our common stock.

The current registration statement covers 11,428,572 shares of our Common Stock under the Investment Agreement that would raise $2,000,000 assuming our Common Stock’s closing bid price remains unchanged from its price as of July 23, 2014. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement. In the event our Common Stock’s price decreases, we may receive substantially less than $2,000,000. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.

We may not have access to the full amount available under the Investment Agreement.

We have not drawn down funds and have not issued shares of our common stock under the Investment Agreement. Our ability to drawdown funds and sell shares under the Investment Agreement requires that the registration statement, of which this Prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this Prospectus is a part registers 11,428,572 shares issuable under the Investment Agreement, and our ability to sell any remaining shares issuable under the Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell the shares of common stock to Beaufort under the Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For instance, we are prohibited from issuing a drawdown notice if the amount requested in such drawdown notice exceeds the maximum drawdown amount which shall be equal to 250% of average daily trading volume of the common stock during the pricing period or the sale of shares pursuant to the drawdown notice would cause us to sell or Beaufort to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by Beaufort of more than 4.99% of our common stock. Accordingly, because our ability to drawdown any amounts under the Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to drawdown any portion or all of the proceeds of $2,000,000 under the Investment Agreement.

Certain restrictions on the extent of drawdowns and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Investment Agreement, and as such, Beaufort may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Beaufort has agreed, subject to certain exceptions listed in the Investment Agreement, to refrain from holding an amount of shares which would result in Beaufort or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Beaufort from selling shares of common stock received in connection with a drawdown, and then receiving additional shares of common stock in connection with a subsequent drawdown. In this way, Beaufort could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission. The following discussion should be read in conjunction with the consolidated financial statements and notes included herewith. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

9

USE OF PROCEEDS

We will receive proceeds from the sale of shares to Beaufort pursuant to the Investment Agreement. We intend to use the net proceeds received from any such sales of shares to Beaufort under the Investment Agreement for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of July 23, 2014, there were 49,167,009 shares of common stock issued and outstanding.

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

			Number of
			Shares of
	Shares of	Maximum	Common
	Common Stock	Number of	Stock
	Beneficially	Shares of	Beneficially	Percent
	Owned prior to	Common Stock	Owned after	Ownership
Name	Offering (1)	to be Offered	Offering	after Offering

Beaufort Capital Partners LLC (2)	0	11,428,572	0	0%
Seaside 88, LP (3)	2,342,170	2,342,170	0	0%
MGP Architects (4)	41,028	41,028	0	0%
Calvin Cameron (4)	115,806	115,806	0	0%
Realty Capital Management Ltd. (4)	22,459	22,459	0	0%
Strategic Equity Capital Holdings Inc. (4)	599,870	599,870	0	0%
Daniel Gooding (4)	46,953	46,953	0	0%
Ian Hasinoff (4)	115,800	115,800	0	0%
Anna Henson (4)	59,737	59,737	0	0%
Andrew Houlton (4)	45,396	45,396	0	0%
Kirarv Capital (4)	467,556	467,556	0	0%
Rob Klein (4)	56,147	56,147	0	0%
Zosia Lancaster (4)	11,738	11,738	0	0%
E52 Financial Ltd. (4)	413,356	413,356	0	0%
Earl Marek (4)	10,357	10,357	0	0%
Justin Marek (4)	61,483	61,483	0	0%
Tom Mcdonnell (4)	309,000	309,000	0	0%
Gordon Mezzomo (4)	6,095	6,095	0	0%
Liam O’Neil (4)	33,688	33,688	0	0%
Jason Reid (4)	43,794	43,794	0	0%
Farrukh Sair (4)	10,979	10,979	0	0%
Igor Sevic (4)	12,429	12,429	0	0%
Paul Shook (4)	10,357	10,357	0	0%
Gordon Stratford (4)	10,357	10,357	0	0%
Owen Ward (4)	12,500	12,500	0	0%
Geoff Dover (4)	7,500	7,500	0	0%
Roman Levy (4)	5,000	5,000	0	0%
Realty Capital Management Ltd. (4)	125,000	125,000	0	0%
Jeff Walna (4)	10,979	10,979	0	0%
Cheming Yang (4)	113,571	113,571	0	0%
Chad Zinn (4)	11,229	11,229	0	0%
Terrence Joyce (4)	561	561	0	0%
Edward Leon (4)	561	561	0	0%
Samuel Sayson (4)	11,724	11,724	0	0%
Total	5,145,180	16,573,752	0	0%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Includes 11,428,572 shares of our common stock that we will put to Beaufort Capital Partners LLC pursuant to that certain investment agreement dated June 9, 2014. Leib Schaeffer is a Managing Member at Beaufort Capital Partners LLC and has voting and dispositive power over the shares owned by Beaufort.

(3)	On May 19, 2014, the Company entered into a Securities Purchase Agreement with Seaside 88, LP, a Florida limited partnership, or Seaside, pursuant to which the Company will issue and sell to Seaside up to 5,000,000 shares of its common stock. The Company issued 584,350 shares at $0.15 per share on May 20, 2014, 917,300 shares at $0.15 per share on June 20, 2014, and 840,520 shares at $0.1195 per share on July 21, respectively.

(4)	Includes 2,803,010 shares issued to the shareholders of Revive Bioscience Inc. pursuant to that certain assets purchase agreement dated September 13, 2013.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Pink under the symbol “AXXE.” On July 23, 2014, the last reported bid price of our common stock was $0.25 per share.  The following table presents the high and low bid price for our common stock for the periods indicated:

Fiscal Year Ended December 31, 2014	High	Low
Quarter ended June 30, 2014	$.27	$.2505
Quarter ended March 31, 2014	$.3861	$.371

Fiscal Year Ended December 31, 2013	High		Low
Quarter ended December 31, 2013		$.1709		$.152
Quarter ended September 30, 2013		$.278		$.25
Quarter ended June 30, 2013	$	N/A	$	N/A
Quarter ended March 31, 2013	$	N/A	$	N/A

Fiscal Year Ended December 31, 2012	High		Low
Quarter ended December 31, 2012	$	N/A	$	N/A
Quarter ended September 30, 2012	$	N/A	$	N/A
Quarter ended June 30, 2012	$	N/A	$	N/A
Quarter ended March 31, 2012	$	N/A	$	N/A

Holders

As of July 23, 2014, there were approximately 657 holders of record of our common stock, which number does not reflect beneficial stockholders who hold their stock in nominee or “street” name through various brokerage firms.

Dividend Policy

The Company has not paid any cash dividends to date, and has no intention of paying any cash dividends on the common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Company’s Board of Directors and to certain limitations imposed under Nevada law. The timing, amount and form of dividends, if any, will depend upon, among other things, the Company’s results of operations, financial condition, cash requirements, and other factors deemed relevant by the Board of Directors. The Company intends to retain any future earnings for use in its business.

10

DESCRIPTION OF BUSINESS

History and Corporate Structure

The Company was incorporated in the state of Delaware on April 7, 1997 as CGI Communications Services, Inc. On July 26, 2008, the Company amended its certificate of incorporation to change its name to Axxess Pharma, Inc. On December 6, 2012, the Company reincorporated in Nevada by merging into a newly formed Nevada entity with the same name. The Company now operates as Axxess Pharma, Inc. with Axxess Pharma Canada, Inc. and Allstar Health Brands Inc.as its wholly owned subsidiaries.

Axxess Pharma Canada Inc. was incorporated under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products. All Star Health Brands Inc. was incorporated on October 1, 2013 under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products.

Overview

Axxess Pharma, Inc., a Nevada Corporation, has in-licensed rights to manufacture and distribute several Health Canada-approved pharmaceutical and natural health products. The Company intends to manufacture and distribute the products described below in Canada, the United States, and other international markets:

Soropon Medicated Shampoo

Soropon Medicated Shampoo is a treatment for both infants and adults for fungal infections of the scalp such as sebhorreic dermatitis and cradle cap in infants. There are currently several shampoos that treat similar conditions offered in the $20-24.00 price range. The Company plans to employ an aggressive pricing strategy in order to effectively compete with the other medicated shampoos currently offered in this market segment. The Company expects to re-launch Soropon Medicated Shampoo into the Canadian market in early 2015.

Other Health Canada-Approved Products: The Company will assess the market for and timing of manufacture and re-launch of several or all of its pharmaceutical and natural health products, once further financing is secured.

TapouT- branded Products

In 2013 the Company acquired a World-Wide Exclusive License (the “License”) from ABG-Authentic Brands for various TapouT branded products in return for a royalty rate of 5%. The TapouT-branded products for which the Company received the License include: TapouT Spray Pain Relief, TapouT Pain Relief Towelettes, TapouT Hot & Cold Reusable Packs, TapouT Instant Cold Packs, TapouT Extreme Muscle Growth Supplement and TapouT Muscle Recovery Supplement. In addition, the Company will launch: an Omega-3 Fish oil supplement, an all-natural testosterone boost, a line of RTD’s (Ready-to-Drink) Protein meal replacement products, and a protein powder in both a two-pound and one pound package. The Company intends to manufacture the TapouT products in the United States and possibly in Australia where some of its formulation work is being done, and distribute them in Canada, the United States, Australia, New Zealand, South Korea, Indonesia and other international markets.

Sales, Marketing and Distribution

We intend to utilize a multi-pronged sales, marketing and distribution plan for our healthcare products. The Company has already signed several spokespersons/ ambassadors including Brittney Palmer, Cole Whitt and Ryan Jimmo to help promote the TapouT brand. The Company intends to continue to pursue recognizable names in sports and fitness to help promote the TapouT brand. The company also advertises in the several different media channels, including print media and social media.

The Company has begun sales through several online venues, including: go4itnutrition.com, amazon.com, ronniecolemannutrition.com and others. The Company has also begun retail sales in the United States to US military personnel through the Army Air Force Exchange Service (“AAFES”) and has recently received a second order for its products from AAFES. The Company expects retail relationship with AAFES to grow substantially as the TapouT product line becomes more diverse and adds additional products to the AAFES sales orders.

The Company intends to expand its retail distribution in the US through large chain retailers such as Bi-Lo, Winn Dixie, Vitamin World, and Walgreen’s. The Company has had preliminary meetings with several of the aforementioned retail chains, and received extremely positive feedback. The Company expects to finalize negotiations with several of these retail chains over the course of 2014.

In International markets, the Company has a distribution agreement with Hard Core Beverages (HCB) of Australia for distribution of its products into the Australia/Asia region, and has been working closely with HCB to begin sales. HCB has a history of aggressive marketing and the Company expects the addition of HCB to add significantly to its revenues. Additionally, the Company plans to begin distribution of its TapouT products in the Australia/Asia markets and believes that the popularity of the TapouT brand will help to increase sales and profitability in the future.

11

Manufacturing

The Company currently has its supplements and topical pain relief products (spray and wipes) manufactured by Private Label Nutraceuticals, of Norcross, Georgia, a fully compliant Good Manufacturing Practices contract manufacturing facility. Private Label Nutraceuticals has a long track record of high-quality manufacturing under FDA guidelines. In addition, Private Label Nutraceuticals will also manufacture the Omega-3 Fish Oil and the all-natural testosterone boost products as soon as those products are ready to be placed into production.

The Company’s RTD protein meal-replacement products planned for a late 2014 launch, have been formulated in Australia, and the Company has yet to decide where the final commercial batches will be manufactured.

The Company’s line of Instant Cold Pack and Reusable Hot & Cold Pack products are currently manufactured in China, and have allowances to be sold in the US and Canada. The Company anticipates continuing the manufacture of these products in China.

Supply Arrangements

Currently the Company has supply agreements with Private Label Nutraceuticals LLC, for all its supplements, topical pain relief and vitamis & Minerals; Goldrich Printpak Inc. for its packaging; Quality Tape and Label Company for its labelling design and production; Great Lakes Fulfillment Services for part of its fulfillment services; Planet Fulfillment, LLC for the remainder of the Company’s fulfillment requirements;

Environmental Regulation

As the Company does not directly manufacture the Company relies on its suppliers policies pertaining to environmental regulation. In addition, the Company’s products are made with all-natural ingredients.

Government Regulation

The Company’s products are regulated under FDA Guidelines and Regulations. The ingredients used by the Company for the production of its products are classified as GRAS (Generally Regarded As Safe). To the best of the Company’s knowledge all the new products under development conform to the FDA guidelines for safety, and quality manufacturing.

Competitive Conditions

The market for the Company’s products contains products in many cases similar to the Company’s own products. The Company believes its pain relief products are unique in that they use a patented process which eliminates the need for chemical binders to deliver trans-dermally, and therefore is a totally natural product formulated with essential oils known to provide pain relief. While the Company strives to provide products, including its supplements and protein based products, with the latest ingredient formulations based on the needs listed in the most current scientific literature, the Company understands other companies may be doing the same. Therefore the Company’s strategy is to differentiate its products based on its use of all-natural, high-quality ingredients, and especially on brand recognition, using the power of the TapouT brand as a major selling feature.

Research and Development

The Company currently works with Private Label Nutraceuticals LLC to formulate new products, including the Omega-3 Fish Oil and all-natural Testosterone boost. In addition the Company intends to introduce an expanded line of vitamins and minerals, the exact formulations of which will be a collaborative research and development effort between the Company and Private Label Nutraceuticals LLC.

The Company has been working with HCB to formulate a line a protein supplement with a unique blend of L-Carnitine, an Amino Acid believed to burn fat even at rest. The Company anticipates that the formulation will have the major added benefit of being good-tasting, a trait which seems to be elusive among the competition. The Company is also developing a protein powder with HCB expected to be launched in the fall of 2014.

Employees

As of July, 2014, we had four full-time employees. We consider our relationship with our employees to be satisfactory and have not experienced any interruptions of our operations as a result of labor disagreements. None of our employees are represented by labor unions or covered by collective bargaining agreements.

DESCIRPTION OF PROPERTY

Our corporate headquarters is located in Toronto, Canada, where we occupy approximately 500 square feet of office space, under a lease that expires in May 2015.  The monthly lease payment is approximately $1,243. Our wholly owned subsidiary AllStar Health Brands Inc. leases an office in Aventura, Florida, with a monthly payment of approximately $395 and the lease expires in March 2015.

12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Axxess Pharma, Inc., a Nevada Corporation, has in-licensed rights to manufacture and distribute several Health Canada-approved pharmaceutical and natural health products. The Company, through its subsidiaries, intends to manufacture and distribute the products described below in Canada, the United States, and other international markets:

Soropon Medicated Shampoo

Soropon Medicated Shampoo is a treatment for both infants and adults for fungal infections of the scalp such as sebhorreic dermatitis and cradle cap in infants. There are several shampoos meant to treat similar offered in the $20-24.00 price range. The Company plans to employ an aggressive pricing strategy to compete effectively with the other competitors in this market segment. The Company expects to re-launch Soropon Medicated Shampoo into the Canadian market in early 2015.

TapouT- branded Products

In 2013 the Company acquired a World-Wide Exclusive License from ABG-Authentic Brands for various TapouT branded products in return for a royalty rate of 5%. The TapouT-branded products include TapouT Spray Pain Relief, TapouT Pain Relief Towelettes, TapouT Hot & Cold Reusable Packs, TapouT Instant Cold Packs, TapouT Extreme Muscle Growth Supplement and TapouT Muscle Recovery Supplement. The Company intends to manufacture the TapouT products in the United States and distribute them in Canada, the United States, and other international markets.

Results of Operations

The following table summarizes changes in selected operating indicators of the Company, illustrating the relationship of various income and expense items to net sales for the respective periods presented (components may not add or subtract to totals due to rounding):

	Three Months Ended		Fiscal
	2014	2013	2013	2012
Revenue	$4,994	$0	2,400	--
Cost of Revenue	3,495	0	744	--
Gross Profit	1,499	0	1,656	--
General and Administrative Expenses	233,588	49,188	608,620	11,221,801
Total Expenses	233,588	49,188	608,620	11,221,801
Loss from Operations	232,090	52,563	606,964	11,221,801
Other Expense	20,361	2,977	6,326,433	41,800
Net Loss	252,451	52,165	6,933,397	11,263,601

Three Months Ended March 31, 2014 Compared with three Months Ended March 31, 2013

Revenue:

Revenues in the first three months of 2014 were $4,944, compared with $- in the first three months of 2013. The increase in revenues in the first three months of 2014 was primarily attributable to sales of the TapOut line of products, consisting of topical muscle relief, hot and cold therapy packs, selling both online and to primary distributor AAFES (Army Air Force Exchange Service).

he significant components of revenues are as follows:

1)	Hot and cold therapy packs
2)	Topical Formula spray
3)	Topical Formula wipes
4)	All natural supplements

13

In the future management is expecting a significant increase in revenues based on the following considerations:

1)	Currently a protein is in development that is all natural and is expected to be released in the coming months, AAFES and other chain stores are waiting for this product. Stores believe this protein product will anchor the supplements that are currently being sold, as customers will purchase both the protein and the supplements. This will result in an increase in sales volume for all the natural supplements line. The protein powder is an all natural product that customers are currently looking for, by releasing this product it will round out the product line for individuals that work out consistently.
2)	The supplements line is sold at a higher price than the muscle relaxant line, the higher price point combined with larger sales volumes will result in revenue trending upwards.
3)	Currently management is waiting for regulatory approval in Australia for all their products and it is expected within the next few months. Once approval is given, this will allow a major retailer to sell in Australia, Idonesia, New Zealand, and South Korea.
4)	Management believes the TapOut exclusive license and the brand recognition it brings will dramatically increase sales in the future as the products are introduced to various merchandisers.

Cost of Revenue:

Cost of revenues in the first three months of 2014 was $3,495, compared with $- in the first three months of 2013. The increase in cost of sales in the first three months of 2014 was primarily attributable to an increase in revenue. With the introduction of Allstar Health Brands, the company began selling various products resulting in an increase in both revenue and cost of revenue.

In the future management expects cost of revenue to trend upwards; this is directly attributed to an increase in sales. As the company sells more products, cost of revenue per product will decrease due to utilization of economies of scale.

Gross Profit:

Gross profit in the first three months of 2014 was $1,498, compared with $- in the first three months of 2013. The increase in gross profit in the first three months of 2014 was primarily attributable to an increase in sales volume. With the introduction of Allstar Health Brands., the company saw an increase in revenue and cost of revenue, which resulted in an increase in gross profit.

In the future management expects gross profit to trend upwards for the following:

1)	Management is expecting revenue to increase with more products are being introduced and increased distribution through retailers.
2)	With larger volumes of sales, the company will achieve more efficient economies of scale for cost of revenue; this will result in an increase of gross profit.

SG&A Expenses:

SG&A in the first three months of 2014 was $233,588, compared with $49,188 in the first three months of 2013, reflecting an increase of 375%.  The increase in SG&A in the first three months of 2014 was primarily attributable to more general expenses required for operations.

During the current year the following expenses have a material increase:

1)	Royalty Fees have increased; these expenses are related to licensing TapOut for the product. The fee is 5% of whole sale and with an increase in whole sale the expense has increased.
2)	Professional fees have increased; expenses have increased with more legal fees related to stock sales, fees to ensure all regulations have been followed, and accounting fees. As the company matured into operations professional fees went up do the nature of the business requiring specific regulations to be followed and the company requiring financing.
3)	Office and general has increased; there was more expense required for printing and for shipping items.

In the future management is expecting an overall increase in all expenses, this is related to an increase business operations. With more sales and growth management is expecting to increase all expenses to accommodate the increase in sales. Management is expecting more travel, more professional fees, and automotive expenses specifically for the following reasons:

1)	Travel will increase as management is required to go to the US to meet with sponsors and distributors in order to increase revenue.
2)	Automotive will increase as management needs to drive to various locations in order to run day to day operations.
3)	Professional fees will increase as the company will be applying for more trademarks, requiring more legal advice with expansion into new markets and overall growth of revenue.
4)	Management also is expecting an increase in salaries and commissions, as revenues increase and the company grows, they will be hiring a CFO and experienced salesman.

14

Total Expenses:

Total expenses in the first three months of 2014 were $233,588, compared with $49,188 in the first three months of 2013, reflecting an increase of 375%.  The increase in SG&A in the first three months of 2014 was primarily attributable to more general expenses required for operations.

In addition to the SG&A expenses, there was an increase in the following:

1)	Advertising has increased with more expenses given for a marketing campaign in the US and overall attempt to increase growth.
2)	Distribution costs have increased as companies helped the obtain contracts in the US for online selling and other retail distribution.

In the future, management expects the following trends:

1)	There will be an increase in advertising as the company will be sponsoring more athletes, advertising on TV and in magazines, and general increase in order to increase brand awareness.
2)	The distribution costs will increase marginally in comparison to revenue, as the company has already established channels for distribution.

Loss from Operations:

Loss from operations in the first three months of 2014 was $232,090, compared with $49,188 in the first three months of 2013, reflecting an increase of 372%.  The increase in loss from operations in the first three months of 2014 was primarily attributable to more expenses required to establish the company, while products are being introduced.

Management expects loss from operations to decrease in the future, as there should be an upward trend in both revenue and gross profit. Management is expecting a significant increase in sales with more products being introduced and more distribution in the marketplace.

Net loss:

We incurred a net loss of $252,451, or 5,055% of revenues, in the first three months of 2014 compared to a net loss of $52,165 in the first three months of 2013.

With an expected increase in revenue and gross profit, management expects net loss to trend downwards; this is consistent with the expectation in loss from operations.

Fiscal 2013 Compared With Fiscal 2012

Revenue:

Revenues in fiscal 2013 were $2,400, compared with $- in fiscal 2012. The increase in revenues in fiscal 2013 was primarily attributable to Allstar Brands selling TapOut products.

Cost of Revenue:

Cost of revenues in fiscal 2013 were $744 compared with $- in fiscal 2012.  The increase in cost of revenue in fiscal 2013 was primarily attributable to the increase in revenue from selling and producing more products.

Gross Profit:

Gross profit in fiscal 2013 was $1,656 compared with $- in fiscal 2012. The increase was primarily attributable to increased sales. With the introduction of Allstar Health Brands., the company saw an increase in revenue and cost of revenue, which resulted in an increase in gross profit.

SG&A Expenses:

SG&A in fiscal 2013 was $608,620, compared with $11,221,801in fiscal 2012, reflecting a decrease of 36%.  The decrease in SG&A in fiscal 2013 was primarily attributable to a decrease in consulting expense by $10,771,641 and an increase of travel and entertainment of $30,147 and an increase in advertising of 21,466.

15

Management expects this trend to continue, with more revenue and growth expected, management expects all other general expenses to increase.

Other Income (Expense):

Other Income (Expense) increased in fiscal 2013 to (6,326,433) compared to (41,800) in 2012. The increase was primarily due to recording of Excess purchase price over fair value of assets acquired of ($3,079,731) and extinguishment of debt o ($3,196,000) compare to $ - in fiscal 2012.

Loss from Operations:

Losses from operations in fiscal 2013 were $606,620, compared with $11,221,801 in fiscal 2012, reflecting a decrease of 95%.  The increase in loss from operations is primarily attributed to more general and admin expenses required to get the company operating. The company did not start selling any products until later in the year and has begun to see an upward trend in revenue.

Management expects loss from operations to decrease in the future, as revenue is expected to increase with the introduction of new products and increased distribution.

Net loss:

We incurred a net loss of $6,933,397 in fiscal 2013 compared to a net loss of $11,263,601, in fiscal 2012.

Liquidity and Capital Resources

As of March 31, 2014, we had cash and cash equivalents of approximately $62,682. The following table provides a summary of our net cash flows from operating, investing, and financing activities.  We have historically financed our operations primarily through net cash flow from issuance of capital stock sales and loans.

	Three Months Ended		Fiscal
	2014	2013	2013	2012
Net cash provided by (used in) operating activities	$(184,596)	$45,836)	$(264,478)	$(88,207))
Net cash used in investing activities	--		--	(5,086)
Net cash provided by (used in) financing activities	194,014	(58,895)	(95,207)
Net increase in cash and cash equivalents	57,498	--	--	(1,914)
Cash and cash equivalents, beginning of period	5,061	--	-	--
Cash and cash equivalents, end of period	62,559	--	5,061	--

Net cash flow from operating activities

Net Cash provided by operating activities decreased $230,432from the first three months of 2014 compared to the first three months of 2013 due to an increase in general and administrative expenses 2014.  Net cash provided by operating activities in 2013 d increased by $72,276 from Fiscal 2012.  The increase was primarily due to a larger net loss in 2012.

Net cash flow from investing activities

Net Cash provided by investing activities was $ - for the first three months of 2014 compared to the first three months of 2013 due to the company not requiring any capital expenditures for operations.  Net cash provided by investing activities decreased by $5,086 from Fiscal 2012.  This was due to the company not requiring any capital expenditures for operations in 2013.

Net cash flow from financing activities

Net Cash provided by financing activities has increased by $135,119from the first three months of 2014 compared to the first three months of 2013 due to the company issuing capital stock in order to raise cash increase in note payable to a related party.  Net cash provided by investing activities increased by 127,724l from Fiscal 2012.  This was due to increase in note payable to a related party.

16

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Cash and Cash Equivalents

All short-term investments with original maturities of three months or less at date of purchase are considered cash equivalents.

Accounts receivable

The Company considers the entire accounts receivable to be fully collectible. The accounts receivable consist of trade receivable to wholesale customer. Management believes all receivables are fully collectible and therefore no allowance for bad debt has been recorded as of December 31, 2013 and 2012.

Foreign Currency Transactions

The Company's functional currency is the Canadian dollar and the reporting currency is the U.S. dollar. Assets and liabilities are translated from the functional to the reporting currency at the exchange rate in effect at the balance sheet date and equity at the historical exchange rates. Revenue and expenses are translated at rates in effect at the time of the transactions. Resulting translation gains and losses are accumulated in a separate component of stockholders' equity - other comprehensive income (loss). Realized foreign currency transaction gains and losses are credited or charged directly to operations.

Intangible Assets

Licensing as it relates to Drug Identification Numbers, is accounted for as an indefinite life intangible asset until the product is abandoned at which point the intangible asset will be written off.

Other intangible assets consist of websites, trademarks, domain names etc. and are amortized over estimated useful lives.

Revenue recognition

The Company derives revenues from sale of merchandise and upon the following: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Comprehensive Income

ASC Topic 220, "Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive Income consists of foreign currency translation.

Going Concern

The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

We do not have any contractual obligations.

17

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Officers

Our sole director and officer, his age and business experience, as of July 25, 2014, are set forth below:

Name	Age	Positions with the Company
Peter Daniel Bagi, MD	60	President, Chief Executive Officer, Chief Financial Officer and Director

Peter Daniel Bagi, MD, is a pharmaceutical and biotech professional with almost 25 years’ experience. Dr. Bagi has been the sole director and officer of the Company since inception.

Dr. Bagi graduated from the Faculty of Medicine at the University of Monterrey, in 1990, and subsequently successfully passed the US foreign-medical graduate licensing exam in 1991. Dr. Bagi began in the Biotech industry in 1990 as the Associate Medical Director of a Canadian Biotech company, which has since undergone several name changes over the years, but is currently known as Lorus Therapeutics, and as such Dr. Bagi’s responsibilities included overseeing the cancer clinical trial program in Canada, US and Mexico. During his five-year tenure at Lorus, Dr. Bagi was asked to participate in presentations at medical and scientific conferences to highlight the progress of its lead cancer-fighting compound: Virulizin. In addition, Dr. Bagi was able to spearhead the approval of Virulizin in Mexico as a second-line treatment for metastatic pancreatic cancer. Since Lorus was a small Biotech company, Dr. Bagi was also asked to present the scientific progress of Lorus during fund-raising efforts Lorus periodically undertook.

After leaving Lorus, Dr. Bagi freelanced as a biotech analyst at several of Toronto’s brokerage firms writing reports on pharmaceutical and biotech companies the brokerages were considering investments in.

Dr. Bagi also was able to recruit World-Class Advisory Boards for several of the small biotech companies he has consulted with over the years, such as Alpha Rx. Dr. Bagi also worked as a Business Development consultant for various small biotech companies, and was instrumental in out-licensing several medicinal products between Canadian and foreign pharmaceutical companies.

We believe that Dr. Bagi’s experience across several aspects of the operations of a small pharmaceutical company will serve the Company well in the execution of its business plan.

Code of Business Conduct and Ethics

The Company has not adopted any Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned in or with respect to our fiscal year 2013 and 2012 by our directors and officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Peter Daniel Bagi	2013	22,600	0	0	0	0	0	22,600
CEO and CFO	2012	7,652	0	0	0	0	0	7,652

Executive Employment Arrangements

On April 30, 2012, the Company entered into a Consulting Agreement with Peter Daniel Bagi to provide consulting services to advise and assist in the launch of medicinal products in Mexico, Canada and other territories. The Agreement has a term of two years and shall continue on a three-month basis until completion of the services, subject to early termination as described in the agreement. The Company pays a monthly consultant fees of $5,000.

18

Outstanding Equity Awards as Of December 31, 2013

None.

Equity Compensation Plan Information

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of July 23, 2014 by:

●	each of our directors;
●	each of our named executive officers;
●	all of our executive officers and directors as a group; and
●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 23, 2014 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 49,167,009 shares of our common stock outstanding as of July 23, 2014. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Axxess Pharma, Inc., 3250 Bloor Street West, Suite 613, Toronto, ON, M8X 2X9.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)
Named Executive Officers and Directors:
Peter Daniel Bagi	5,000,000	10.17%
5% Stockholders:
Blue Ivory International Holdings, Ltd. (1)	12,500,000	25.42%

(1)	Blue Ivory International Holdings, Ltd., or Blue Ivory, or Blue Ivory’s President Alan Cole may be deemed to beneficially own shares of common stock beneficially owned by Blue Ivory. Voting and dispositive power with respect to the shares owned by Blue Ivory is exercised by Alan Cole, President.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since the beginning of our fiscal year 2011, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

19

PLAN OF DISTRIBUTION

On June 9, 2014, we entered into the Investment Agreement with Beaufort. Pursuant to the terms of the Investment Agreement, Beaufort committed to purchase up to $2,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing on the day immediately following the effectiveness of this registration statement, we may deliver a drawdown notice to Beaufort which states the dollar amount that we intend to sell to Beaufort on a date specified in the drawdown notice. The maximum investment amount per notice shall be equal to two hundred fifty percent (250%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable drawdown notice so long as such amount does not exceed 4.99% of the outstanding shares of our common stock. The purchase price per share to be paid by Beaufort shall be calculated at a thirty percent (30%) discount to the average of the median price for the average of the ten (10) closing daily prices and the ten (10) closing bid prices of the Company’s Common Stock immediately prior to Beaufort’s receipt of the Advance Notice.

In connection with the Investment Agreement, we also entered into the Registration Rights Agreement, pursuant to which we will use our commercially reasonable efforts to file, within thirty (30) days of the date of the Investment Agreement, a Registration Statement on Form S-1 covering the resale of the common stock subject to the Investment Agreement. We have agreed to have the Registration Statement declared effective with the SEC. Beaufort has agreed to pay all legal costs and expenses associated with the Registration Rights Agreement. Beaufort has also agreed to extend the filing deadline to July 25, 2014.

The current registration statement covers 11,428,572 shares of our Common Stock under the Investment Agreement that would raise $2,000,000 assuming our Common Stock’s closing bid price remains unchanged from its price as of July 23, 2014. In the event our Common Stock’s price decreases, we may receive substantially less than $2,000,000. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. Beaufort has agreed to refrain from holding an amount of shares which would result in Beaufort owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this Prospectus becomes effective;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

20

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Beaufort is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Beaufort that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised Beaufort of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

Pursuant to the Investment Agreement, Beaufort shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

The authorized capital stock of the Company consists of, 100,000,000 shares of the common stock and 20,000,000 shares of preferred stock, of which as of the date hereof, 49,167,009 shares of common stock, par value $0.0001 per share, are issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.0001 per share, are issued and outstanding.

Common Stock

As of July 23, 2014, 49,167,009 shares of common stock are issued and outstanding. The Company completed a 750-for-1 reverse split in April 2012.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

21

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

As of the date hereof, 20,000,000 shares of Series A Preferred Stock are issued and outstanding. The preferred stock has no voting rights.

Registration Rights

In connection with the execution of the Investment Agreement, on June 9, 2014, the Company and Beaufort also entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to file the registration statement of which this Prospectus is a part with the SEC to register the shares. The effectiveness of the registration statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Beaufort under the Securities Purchase Agreement.

The Company has agreed to file with the SEC one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this Prospectus, in each case, as soon as practicable, for such additional registration statements as provided in the Registration Rights Agreement.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the common stock offered by this Prospectus will be passed upon for us by Szaferman Lakind Blumstein & Blader, P.C., Lawrenceville, New Jersey.

EXPERTS

The consolidated balance sheets of Axxess Pharma, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2013, included in this Prospectus and in the registration statement, have been audited by KLJ & Associates, LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, in reliance on the report of such firm, given upon their authority of experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this Prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on the OTC Pink, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

22

AXXESS PHARMA INC. & SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Including Independent Accountants’ Audit Report

For the Fiscal Years Ended

December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders Axxess Pharma, Inc.

We have audited the accompanying consolidated balance sheets of Axxess Pharma, Inc. & Subsidiaries (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended. Axxess Pharma, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axxess Pharma, Inc. & Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for years ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, The Company has suffered net losses and has had negative cash flows from operating activities during the years ended December 31, 2013 and 2012. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP
St. Louis Park, MN
July 25 , 2014

1660 South Highway 100

Suite 500

St. Louis Park, MN 55416

630.277.2330

2

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS

Current Assets
Cash	$5,061	$-
Accounts receivable	2,400	-
Inventory	20,525	-
Prepaid expenses and other	100	11,663

TOTAL CURRENT ASSETS	28,086	11,663

INTANGIBLE ASSETS	250,529	224,733

TOTAL ASSETS	$278,615	$236,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$387,105	$258,136
Notes payable – related party	309,171	195,800

TOTAL CURRENT LIABILITIES	696,276	453,936

LONG-TERM LIABILITIES
Note Payable – Related Party	505,120	418,952

TOTAL LONG-TERM LIABILITIES	505,120	418,952

TOTAL LIABILITIES	1,201,396	872,888

STOCKHOLDERS’ EQUITY
Preferred stock $0.0001 par value: 20,000,000 Authorized shares: 20,000,0000 shares Issued and outstanding	2,000	2,000
Common Stock, $0.0001 par value: 100,000,000Authorized shares: 50,734,863 and 39,609,863 Issued and outstanding shares, respectively	5,074	3,961

Additional paid-in capital	17,733,526	11,134,139

Other comprehensive Income (loss)	44,694	(1,914)
Retained earnings	(18,708,075)	(11,774,678)

TOTAL STOCKHOLDERS’ EQUITY	(922,781)	(642,386)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$278,615	$236,396

The accompanying notes are an integral part of these consolidated financial statements.

F-1

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012
SALES	2,400	-

COST OF SALES	744	-

GROSS PROFIT	1,656	-

GENERAL & ADMINISTRATIVE EXPENSES
Professional fees	176,873	115,572
Office	34,474	14,272
Consulting	228,359	11,000,000
Management fees	60,160	60,012
Advertising	33,960	8,764
Travel and entertainment	44,647	23,181
Other	30,147	-
	608,620	11,221,801

NET LOSS FORM OPERATIONS	(606,964)	(11,221,801)

OTHER INCOME/(EXPENSE)
Excess purchase price over fair value of assets acquired	(3,079,731)	-
Extinguishment of debt	(3,196,000)	-
Interest expense	(50,702)	(41,800)
TOTAL OTHER ITEMS	(6,326,433)	(41,800)

NET LOSS BEFORE INCOME TAXES	(6,933,397)	(11,263,601)

INCOME TAX EXPENSE	-	-

NET LOSS	(6,933,397)	(11,263,601)

OTHER COMPREHENSIVE INCOME	46,608	(1,914)

NET LOSS & COMPREHENSIVE INCOME	$(6,886,789)	$(11,265,515)

Basic & Diluted earnings per share	$(0.15)	$(0.46)

Weighted average basis & diluted shares outstanding	44,531,712	24,531,668

The accompanying notes are an integral part of these consolidated financial statements.

F-2

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY & COMPREHENSIVE INCOME

	Preferred Shares	Amount	Common Shares	Amount	Additional Paid-In Capital	Retained Earnings	Other Comprehensive Income		Total
Balance, December 31, 2011	20,000,000	$2,000	109,688	$11	$13,089	$(511,077)	$		$(495,977)
Shares issued for cash	-	-	750,000	75	74,925	-		-	75,000
Shares issued for services	-	-	13,750,175	1,375	10,998,625	-		-	11,000,000
Shares issued as collateral on licensing agreement	-	-	25,000,000	2,500	(2,500)	-		-	-
Related party debt converted to equity	-	-	-	-	50,000	-		-	50,000
Net loss	-	-	-	-	-	(11,263,601)		-	(11,263,601)
Foreign currency Translation	-	-	-	-	-	-		(1,914)	(1,914)
Balance, December 31, 2012	20,000	2,000	39,609,863	3,961	11,134,139	(11,774,678)		(1,914)	(636,492)

Shares issued for cash	-	-	400,000	40	69,960	-		-	70,000
Shares issued for services	-	-	275,000	28	234,472	-		-	234,500
Related party debt converted to equity	-	-	2,000,000	200	1,599,800	-		-	1,600,000
Debt converted to equity	-	-	2,000,000	200	1,599,800	-		-	1,600,000
Record shares issued Acquisition	-	-	6,450,000	645	3,095,355	-		-	3,096,000
Net loss	-	-	-	-	-	(6,933,397)		-	(6,933,397)
Foreign currency Translation	-	-	-	-	-	-		46,608	46,608
Balance, December 31, 2013	20,000,000	$2,000	50,734,863	$5,074	$17,733,526	$(18,708,075)		$44,694	$(922,781)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(6,933,397)	$(11,263,601)

Adjustments to reconcile net income to net cash provided by operating activities:
Stock issued for services	234,500	11,050,000
Conversion of debt to equity	3,200,000	-
Stock issued for acquisition	3,096,000	-
Changes in operating assets and liabilities:		-
Accounts receivable	(2,400)	-
Inventory	287	-
Prepaid expenses and other assets	11,563	(11,663)
Accounts payable & accrued liabilities	128,969	137,057
Net cash provided by operating activities	(264,478)	(88,207)

INVESTING ACTIVITIES
Purchase of fixed assets	-	(5,086)
Net cash (used) by investing activities	-	(5,086)

FINANCING ACTIVITIES
Issuance of common stock	70,000	75,000
Proceeds from note payable – related party	152,931	20,207
Net cash (used) by financing activities	222,931	95,207

Effect of foreign currency translation	46,608	(1,914)

NET INCREASE (DECREASE) IN CASH	5,061	-

CASH
Beginning of year	-	-
End of year	$5,061	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$-	$-
Interest paid	$-	$-

NON-CASH ACTIVITY
Stock issued for acquisition	3,096,000	-
Acquisition financed through note payable	52,000	-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION

Nature of operations

Axxess Pharma, Inc. was incorporated in the state of Delaware on April 7, 1997 as CGI Communications Services Inc. On July 26, 2008, the Company amended its certificate of incorporation to change its name to Axxesss Pharma, Inc. On December 6, 2012 the Company reincorporated in Nevada by merging into a newly formed Nevada entity with the name Axxess Pharma, Inc. The Company now operates as Axxess Pharma, Inc. with Axxess Pharma Canada, Inc. and Allstar Health Brands Inc.as its wholly owned subsidiaries.

Axxess Pharma Canada, Inc. was incorporated under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products. All Star Health Brands Inc. was incorporated on October 1, 2013 under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products

The consolidated financial statements included the results of Axxess Pharma Inc. Axxess Pharma Canada and its wholly owned subsidiary Allstar Health Brands Inc. All intercompany accounts have been eliminated during consolidation.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence

•	estimation of future cash flows used to assess the recoverability of long-lived assets

Cash and Cash Equivalents

All short-term investments with original maturities of three months or less at date of purchase are considered cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company maintains their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. The Company also maintains a certain amount of cash on hand at the retail store locations. The Company has not experienced any significant losses with respect to its cash. At both December 31, 2013 and 2012, the Company did not exceed the insured limit of a depository institution.

Accounts receivable

The Company considers the entire accounts receivable to be fully collectible. The accounts receivable consist of trade receivable to wholesale customer. Management believes all receivables are fully collectible and therefore no allowance for bad debt has been recorded as of December 31, 2013 and 2012.

F-5

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Inventory

Inventory consists of finished product acquired for resale and is valued at the lower-of-cost-or-market with cost determined on a specific item basis.

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

Foreign Currency Transactions

The Company's functional currency is the Canadian dollar and the reporting currency is the U.S. dollar. Assets and liabilities are translated from the functional to the reporting currency at the exchange rate in effect at the balance sheet date and equity at the historical exchange rates. Revenue and expenses are translated at rates in effect at the time of the transactions. Resulting translation gains and losses are accumulated in a separate component of stockholders' equity - other comprehensive income (loss). Realized foreign currency transaction gains and losses are credited or charged directly to operations.

Intangible Assets

Licensing as it relates to Drug Identification Numbers, is accounted for as an indefinite life intangible asset until the product is abandoned at which point the intangible asset will be written off.

Other intangible assets consist of websites, trademarks, domain names etc. and are amortized over estimated useful lives.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately determined future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required.

Cost of sales

Cost of sales of approximately $744 and $0 million for the years ended December 31, 2013 and 2012, respectively, consist primarily of merchandise costs of sales.

Revenue recognition

The Company derives revenues from sale of merchandise and upon the following: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Advertising / Marketing

Advertising costs are charged to expense when incurred. The Company’s advertising method is primarily print, web based and word of mouth. Advertising / marketing costs were approximately $33,960 and $8,764 for the years ended December 31, 2013 and 2012, respectively.

F-6

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Comprehensive Income

ASC Topic 220, "Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive Income consists of foreign currency translation.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4—NOTES PAYABLE –RELATED PARTY

Loan from stockholders are non interest bearing and due on demand.

On October 25, 2010, the Company entered into a note payable with Ramos and Ramos Investments Inc. The note bears interest at a 7% per annum interest rate. The note matures December 31, 2014. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock. Interest expense for the years ended December 31, 2013 and 2012 was $7,000 and $7,000, respectively.

The Company entered into a note payable with maximum lending amount of $500,000 with Ramos and Ramos Investments Inc. a maximum of lending amount of $500,000 could be advanced within the first six months of the note. The note bears interest at a 12% per annum interest rate. The note cannot be paid off in full before January 1, 2015 or the completion of a public offering by the Company. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock. Interest expense for the years ended December 31, 2013 and 2012 was $45,311 and $34,792, respectively.

The Company entered into a note payable with Canadian Heritage Ltd. The loan is not interest bearing and cannot be called prior to January 1, 2015.

On October 3, 2013 the Company entered into a $200,000 note payable with RAMM Venture Developments Inc. The note bears interest at 12% annually The earliest the note can become due is December 31, 2014 if a private placement funds are received at which time the note repayment can be accelerated. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share.

NOTE 5 – EQUITY

At December 31, 2013, the Company’s authorized stock consists of 20,000,000 shares of $.0001 par value preferred stock and 100,000,000 shares of $.0001 par value common stock. The preferred stock has no voting rights. The common stock has voting rights and entitle to one vote per share.

Of the 20,000,000 shares of preferred stock 20,000,000 shares are issued and outstanding as of December 31, 2013 and 2012.

The following common stock transactions occurred during the period:

On September 1, 2012 the Company issued 500,000 shares valued @ $0.80 per share for consulting services

On April 30, 2012 the Company issued 5,000,000 shares valued @ $0.80 per share for consulting service to its Chief Executive Officer.

F-7

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On September 11, 2012 the Company issued 2,000,000 shares valued @ $0.80 per share for consulting services.

On January 1, 2012 the Company issued 2,500,000 shares valued @ $0.80 per share for consulting services.

On June 11, 2012 the Company issued 750,000 shares valued @ $0.10 per share for cash.

On June 1, 2012 the Company issued 200,000 shares valued @ $0.80 per share for consulting services.

On May 15, 2012 the Company issued 500,000 shares valued @ $0.80 per share for consulting services

On June 11, 2012 the Company issued 2,000,000 shares valued @ $0.80 per share for consulting services

On June 11, 2012 the Company issued 1,000,000 shares valued @ $0.80 per share for consulting services.

On September 1, 2012 the Company issued 50,000 shares valued @ $0.80 per share for consulting services.

On July 11, 2013 the Company issued 250,000 shares valued @ $0.85 per share for consulting services.

On July 11, 2013 the Company issued 200,000 shares valued @ $0.125 per share for cash.

On August 8, 2013 the Company issued 100,000 shares valued @ $0.20 per share for cash.

On May 2, 2013 the Company issued 4,000,000 shares valued @ $0.80 per share to convert $4,000 of principal on loan from related party to equity.

On May 8, 2013 the Company issued 1000,000 shares valued @ $0.25 per share for cash.

On August 15, 2013 the Company issued 25,000 shares valued @ $0.88 per share for consulting services.

On September 13, 2013 the Company issued 6,450,000 shares valued @ $0.48 in relation to asset acquisition See note 5

NOTE 6 – ACQUISITION

On September 13, 2013 the Company through its wholly owned subsidiary Allstar Health Brands, enter into an assets purchase agreement with Revive Bioscience Inc. The Company acquired assets related to the distribution of Tapout Products including DINS of TapouT pain relief products as well as trademarks, website, remaining finished goods inventory of Tapout products as well customer lists and intellectual products associated with the Tapout brand name. The purchase price included $52,000 cash used to pay-off outstanding accounts payable of Revive Bioscience as of the closing date and 6,450,000 shares of common stock valued at $0.48 per share at the closing date of the transaction. The purchase price allocation is as follows:

Inventory	$21,269
DINS	$20,000
Patents	$20,000

Based on the fair value of assets received compared to the fair market value of the consideration give the $52,000 cash and fair value of common stock $3,096,000 ( 6,450,000 X $0.48) The company recorded expenses of as excess consideration paid over fair value of assets received of $3,079,731.

Under the terms of the agreement the seller can receive an additional 2,500,000 shares of common stock is certain private placement funding levels are reached as well as specified revenue goals related to the sale of TapouT products achieved with a eighteen months period commencing September 13, 2013.

The company is in the process of negotiation of cancelling approximately 3,250,000 shares which has not been finalized as of the date of these financial statements.

F-8

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

NOTE 7— INCOME TAXES

As of December 31, 2013, the Company had net operating loss carry forwards of approximately $18,562,000 that may be available to reduce future years’ taxable income in varying amounts through 2033. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

	December 31, 2013	December 31, 2012
Federal income tax benefit attributable to:
Current operations	$6,933,397	11,263,601
Less: valuation allowance	(6,933,397)	(11,263,601)
Net provision for Federal income taxes	$-	-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	December 31, 2013	December 31, 2012
Deferred tax asset attributable to:
Net operating loss carryover	$2,357,355	3,829,624
Less: valuation allowance	(2,357,355)	(3,829,624)
Net deferred tax asset	$-	-

NOTE 8— LICENSING AGREEMENT

On October 1, 2012, the Company entered into a licensing agreement with Blue Ivory Holdings Inc. The Licensing agreement relates to the development, market, make, use and sell, certain drug formulations know as DINS. The terms of the agreement require a total payment of $5,000,000 consisting of being paid quarterly payments of $125,000 over ten year period as well as royalty payment to Blue Holdings of 5% on all net sales by the Company and a 10% royalty fee for Sublicense fees paid to Blue Ivory Holding on account of sublicenses for the sale of licensed products. As of December 31, 2012 and 2013 no payments have been made.

NOTE 9— CONSULTING AGREEMENT

On October 1, 2013 The Company entered into a license agreement with ABG Tapout, LLC to sell various products. The license term is for 5 years ending December 31, 2018 and provided the Company is not in breach of the agreement shall have the option to extend the licenses agreement for two five year terms. Pursuant to the agreement the Company must pay ABG Tapout, LLC 5% royalty on net sales, the company must also maintain certain agreed upon sales levels set out in the agreement in order to maintain the license.

On July 1, 2013 the Company entered into a consulting agreement with Global Health Link Corp (“Consultants”). The Consultants will perform the duties of a Vice President of Marketing for the Company. The term of the agreement is for three years with the option of a three year renewal. The agreement can be cancelled by either party by giving a thirty day notice. Upon signing this agreement the Company will issue to the Consultants 250,000 shares of the Company’s common stock.

Once the Company receives outside investments of $1,000,000 then the Company will begin paying the consultants $2,000.00 a month. If the Company receives a cumulative amount equal to $3,000,000 then the Company will pay the consultants an monthly fee of $5,000.00.

Finally, upon the Company obtaining $3,000,000 in external investments or on July 1.2014, which ever comes first, the Company will issue and additional 250,000 shares of the Company’s common stock to the Consultants.

F-9

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

 NOTE 10— SUBSEQUENT EVENTS

On January 22, 2014 the Company entered into a Stock Purchase Agreement with Equity Portfolio Funding, Inc. whereby the Company sold 750,000 shares of common stock at a purchase price of $0.10 per share for a total purchase price of $75,000.00. The agreement also calls for the Company to issue to Equity Portfolio Funding, Inc. a half warrant to purchase further common stock of the Company for up to two years at $0.50 per share.

Other than event mentioned above we evaluated all events or transactions that occurred after December 31, 2013 up through the date we issued these financial statements. During this period we did not have any other material subsequent events that impacted our financial statements.

F-10

AXXESS PHARMA INC. & SUBSIDIARIES

_________, ________

CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended

March 31, 2014

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current Assets
Cash	$62,559	$5,061
Accounts receivable	6,683	2,400
Inventory	24,342	20,525
Prepaid expenses and other	90	100

TOTAL CURRENT ASSETS	93,674	28,086

INTANGIBLE ASSETS	264,038	250,529

TOTAL ASSETS	$357,712	$278,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	419,578	387,105
Notes payable – related party	215,602	309,171

TOTAL CURRENT LIABILITIES	635,180	696,276

LONG-TERM LIABILITIES
Note Payable – Related Party	613,646	505,120

TOTAL LONG-TERM LIABILITIES	613,646	505,120

TOTAL LIABILITIES	1,248,826	1,201,396

STOCKHOLDERS’ EQUITY
Preferred stock $0.0001 par value: 20,000,000 Authorized shares: 20,000,0000 shares Issued and outstanding	2,000	2,000
Common Stock, $0.0001 par value: 100,000,000Authorized shares: 49,588,314 and 50,734,863 Issued and outstanding shares, respectively	4,959	5,074

Additional paid-in capital	17,969,679	17,733,526

Other comprehensive Income (loss)	92,774	44,694
Retained earnings	(18,960,526)	(18,708,075)

TOTAL STOCKHOLDERS’ EQUITY	(891,114)	(922,781)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,712	$278,615

The accompanying notes are an integral part of these consolidated financial statements.

F-1

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2014	2013
SALES	4,993	-

COST OF SALES	3,495	-

GROSS PROFIT	1,498	-

GENERAL & ADMINISTRATIVE EXPENSES
Professional fees	16,750	12,108
Office	23,510	7,233
Stock compensation expense	31,038	-
Management fees	13,614	16,821
Consulting	30,000	-
Royalty	23,274	-
Advertising	13,273	5,224
Travel and entertainment	13,968	7,802
Other	68,161	-
	(233,588)	49,188

NET LOSS FORM OPERATIONS	(232,090)	(49,188)

OTHER INCOME/(EXPENSE)
Interest expense	(20,361)	(2,977)
TOTAL OTHER ITEMS	(20,361)	(2,977)

NET LOSS BEFORE INCOME TAXES	(252,451)	(52,165)

INCOME TAX EXPENSE	-	-

NET LOSS	(252,451)	(52,165)

OTHER COMPREHENSIVE INCOME	48,080	9,217

NET LOSS & COMPREHENSIVE INCOME	$(204,371)	$(42,948)

Basic & Diluted earnings per share	$(0.00)	$(0.00)

Weighted average basis & diluted shares outstanding	50,589,456	50,734,863

The accompanying notes are an integral part of these consolidated financial statements.

F-2

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY & COMPREHENSIVE INCOME (Unaudited)

	Preferred Shares	Amount	Common Shares	Amount	Additional Paid-In Capital	Retained Earnings	Other Comprehensive Income		Total
Balance, December 31, 2011	20,000,000	$2,000	109,688	$11	$13,089	$(511,077)	$		$(495,977)
Shares issued for cash	-	-	750,000	75	74,925	-		-	75,000
Shares issued for services	-	-	13,750,175	1,375	10,998,625	-		-	11,000,000
Shares issued as collateral on licensing agreement	-	-	25,000,000	2,500	(2,500)	-		-	-
Related party debt converted to equity	-	-	-	-	50,000	-		-	50,000
Net loss	-	-	-	-	-	(11,263,601)		-	(11,263,601)
Foreign currency Translation	-	-	-	-	-	-		(1,914)	(1,914)
Balance, December 31, 2012	20,000,000	2,000	39,609,863	3,961	11,134,139	(11,774,678)		(1,914)	(636,492)

Shares issued for cash	-	-	400,000	40	69,960	-		-	70,000
Shares issued for services	-	-	275,000	28	234,472	-		-	234,500
Related party debt converted to equity	-	-	2,000,000	200	1,599,800	-		-	1,600,000
Debt converted to equity	-	-	2,000,000	200	1,599,800	-		-	1,600,000
Record shares issued Acquisition	-	-	6,450,000	645	3,095,355	-		-	3,096,000
Net loss	-	-	-	-	-	(6,933,397)		-	(6,933,397)
Foreign currency Translation	-	-	-	-	-	-		46,608	46,608
Balance, December 31, 2013	20,000,000	$2,000	50,734,863	$5,074	$17,733,526	$(18,708,075)		$44,694	$(922,781)
Shares issued for cash	-	-	1,850,000	185	174,815	-		-	175,000
Warrant expense	-	-	-	-	31,038	-		-	31,038
Cancellation of shares	-	-	(3,096,549)	(310)	310	-		-	-
Shares issued for services	-	-	100,000	10	29,990	-		-	30,000
Net loss	-	-	-	-	-	(252,451)		-	(252,451)
Foreign Currency Translation	-	-	-	-	-	-		48,080	48,080
Balance, March 31, 2014	20,000,000	2,000	49,588,314	4,959	17,969,679	(18,960,526)		92,774	(891,114)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

AXXESS PHARMA, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(252,451)	$(52,165)

Adjustments to reconcile net income to net cash provided by operating activities:
Stock issued for services	30,000	-
Stock compensation expense	31,038	-
Changes in operating assets and liabilities:
Accounts receivable	(4,283)	-
Inventory	(3,187)	-
Prepaid expenses and other assets	10	242
Accounts payable & accrued liabilities	14,277	97,759
Net cash provided by operating activities	(184,596)	45,836

FINANCING ACTIVITIES
Issuance of common stock	175,000	-
Proceeds from note payable – related party	19,014
Payments on notes payable – related party	-	(58,895)
Net cash (used) by financing activities	194,014	(58,895)

Effect of foreign currency translation	48,080	13,059

NET INCREASE (DECREASE) IN CASH	57,498	-

CASH
Beginning of year	5,061	-
End of year	$62,559	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$-	$-
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION

Nature of operations

Axxess Pharma, Inc. Was incorporated in the state of Delaware on April 7, 1997 as CGI Communications Services. Inc. On July 26, 2008, the Company amended its certificate of incorporation to change its name to Axxesss Pharma, Inc. On December 6, 2012 the Company reincorporated in Nevada by merging into a newly formed Nevada entity with the name Axxess Pharma, Inc. The Company now operates as Axxess Pharma, Inc. with Axxess Pharma Canada, Inc. and Allstar Health Brands Inc.as its wholly owned subsidiaries.

Axxess Pharma Canada, Inc. was incorporated under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products. All Star Health Brands Inc. was incorporated on October 1, 2013 under the Laws of the Province of Ontario. The Company is engaged in the acquisition of Drug Identification Numbers and the eventual sale of the related products

The consolidated financial statements included the results of Axxess Pharma Inc. Axxess Pharma Canada and its wholly owned subsidiary Allstar Health Brands Inc. All intercompany accounts have been eliminated during consolidation.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence

•	estimation of future cash flows used to assess the recoverability of long-lived assets

Cash and Cash Equivalents

All short-term investments with original maturities of three months or less at date of purchase are considered cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company maintains their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. The Company also maintains a certain amount of cash on hand at the retail store locations. The Company has not experienced any significant losses with respect to its cash. At both March 31, 2014 and December 31, 2013, the Company did not exceed the insured limit of a depository institution.

Accounts receivable

The Company considers the entire accounts receivable to be fully collectible. The accounts receivable consist of trade receivable to wholesale customer. Management believes all receivables are fully collectible and therefore no allowance for bad debt has been recorded as of March 31, 2014 and December 31, 2013.

F-5

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

Inventory

Inventory consists of finished product acquired for resale and is valued at the lower-of-cost-or-market with cost determined on a specific item basis.

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

Foreign Currency Transactions

The Company's functional currency is the Canadian dollar and the reporting currency is the U.S. dollar. Assets and liabilities are translated from the functional to the reporting currency at the exchange rate in effect at the balance sheet date and equity at the historical exchange rates. Revenue and expenses are translated at rates in effect at the time of the transactions. Resulting translation gains and losses are accumulated in a separate component of stockholders' equity - other comprehensive income (loss). Realized foreign currency transaction gains and losses are credited or charged directly to operations.

Intangible Assets

Licensing as it relates to Drug Identification Numbers, is accounted for as an indefinite life intangible asset until the product is abandoned at which point the intangible asset will be written off.

Other intangible assets consist of websites, trademarks, domain names etc. and are amortized over estimated useful lives.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately determined future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required.

Cost of sales

Cost of sales of approximately $3,495 and $0 for the three months ended March 31, 2014 and 2013, respectively, consist primarily of merchandise costs of sales.

Revenue recognition

The Company derives revenues from sale of merchandise and upon the following: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Advertising / Marketing

Advertising costs are charged to expense when incurred. The Company’s advertising method is primarily print, web based and word of mouth. Advertising / marketing costs were approximately $13,273 and $5,224 for the three months ended March 31, 2014 and 2013, respectively.

F-6

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

Comprehensive Income

ASC Topic 220, "Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive Income consists of foreign currency translation.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4—NOTES PAYABLE –RELATED PARTY

Loan from stockholders are non interest bearing and due on demand.

On October 25, 2010, the Company entered into a note payable with Ramos and Ramos Investments Inc. The note bears interest at a 7% per annum interest rate. The note matures December 31, 2014. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock.

The Company entered into a note payable with maximum lending amount of $500,000 with Ramos and Ramos Investments Inc. a maximum of lending amount of $500,000 could be advanced within the first six months of the note. The note bears interest at a 12% per annum interest rate. The note cannot be paid off in full before January 1, 2015 or the completion of a public offering by the Company. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock.

The Company entered into a note payable with Canadian Heritage Ltd. The loan is not interest bearing and cannot be called prior to January 1, 2015.

On October 3, 2013 the Company entered into a $200,000 note payable with RAMM Venture Developments Inc. The note bears interest at 12% annually. The earliest the note can become due is December 31, 2014 if a private placement funds are received at which time the note repayment can be accelerated. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share.

NOTE 5 – EQUITY

At December 31, 2013, the Company’s authorized stock consists of 20,000,000 shares of $.0001 par value preferred stock and 100,000,000 shares of $.0001 par value common stock. The preferred stock has no voting rights. The common stock has voting rights and entitle to one vote per share.

Of the 20,000,000 shares of preferred stock 20,000,000 shares are issued and outstanding as of March 31, 2014 and December 31, 2013.

The following common stock transactions occurred during the period:

On September 1, 2012 the Company issued 500,000 shares valued @ $0.80 per share for consulting services

On April 30, 2012 the Company issued 5,000,000 shares valued @ $0.80 per share for consulting service to its Chief Executive Officer.

On September 11, 2012 the Company issued 2,000,000 shares valued @ $0.80 per share for consulting services.

F-7

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

On January 1, 2012 the Company issued 2,500,000 shares valued @ $0.80 per share for consulting services.

On June 11, 2012 the Company issued 750,000 shares valued @ $0.10 per share for cash.

On June 1, 2012 the Company issued 200,000 shares valued @ $0.80 per share for consulting services.

On May 15, 2012 the Company issued 500,000 shares valued @ $0.80 per share for consulting services

On June 11, 2012 the Company issued 2,000,000 shares valued @ $0.80 per share for consulting services

On June 11, 2012 the Company issued 1,000,000 shares valued @ $0.80 per share for consulting services.

On September 1, 2012 the Company issued 50,000 shares valued @ $0.80 per share for consulting services.

On July 11, 2013 the Company issued 250,000 shares valued @ $0.85 per share for consulting services.

On July 11, 2013 the Company issued 200,000 shares valued @ $0.125 per share for cash.

On August 8, 2013 the Company issued 100,000 shares valued @ $0.20 per share for cash.

On May 2, 2013 the Company issued 4,000,000 shares valued @ $0.80 per share to convert $4,000 of principal on loan from related party to equity.

On May 8, 2013 the Company issued 1,000,000 shares valued @ $0.25 per share for cash.

On August 15, 2013 the Company issued 25,000 shares valued @ $0.88 per share for consulting services.

On September 13, 2013 the Company issued 6,450,000 shares valued @ $0.48 in relation to asset acquisition. See note 5

In January 2014 the Company issued 1,000,000 valued @ $0.10 in relation to distribution agreement.

On January 22, 2014 the Company issued 850,000 shares valued @ $0.10 per share for cash.

On February 22, 2014 the Company issued 100,000 shares valued @ $0.30 per share for consulting services.

The company cancelled 3,096,549 shares in relation to an amendment related to revive acquisition.

NOTE 7 – WARRANTS

On January 22, 2014 the company issued warrants to purchase 350,000 shares of common stock at an exercise price of $0.50 per share and vested immediately. The fair value of the warrant was determined to be $0.08 using Black Scholes analysis assuming risk free interest rate of 3.49%,expected volatility of 97%, expected term 24 months, and $0 expected dividends . The warrants can be exercise over the next twenty four months from the grant date.

NOTE 8— CONSULTING AGREEMENT

On February 27, 2014 the Company entered into a consulting agreement with SG Business development will perform consulting services related to distribution channels regarding the Company’s nutritional supplement product lines

F-8

AXXESS PHARMA, INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

NOTE 9— SUBSEQUENT EVENTS

Other than event mentioned above we evaluated all events or transactions that occurred after March 31, 2014 up through the date we issued these financial statements. During this period we did not have any other material subsequent events that impacted our financial statements.

F-9

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$500.21
Transfer Agent Fees	$0
Accounting fees and expenses	$0
Legal fees and expense	$25,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$25,500.21

All amounts are estimates other than the SEC’s registration fee. Beaufort is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Articles of Incorporation

The Company’s Articles of Incorporation do not address the indemnification or insurance of controlling persons, directors or officers against liability in their capacity as such.

Bylaws

The Company’s Bylaws provide as follows with respect to the indemnification and insurance of controlling persons, directors or officers against liability in their capacity as such.

The Company must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually incurred by him in connection with such Proceeding if:(a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with the Company, he reasonably believed his conduct to be in the Company’s best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to the Company’s best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

The Company must indemnify any person made a party to any Proceeding by or in the right of the Company, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with the Company, he reasonably believed his conduct to be in its best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to its best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to the Company.

A director will not be indemnified in respect to any Proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him.  No indemnity will indemnify any director from or on account of acts or omissions of such director finally adjudged to be intentional misconduct or a knowing violation of law, or from or on account of conduct of such director finally adjudged to be in violation of, from or on account of any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

No indemnification will be made by unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of such Proceeding in certain cases.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Bylaws.

20

Nevada Law

Nevada law provides as follows with respect to the indemnification and insurance of controlling persons, directors or officers against liability in their capacity as such.

Indemnification.  Pursuant to NRS 78.7502 (Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 79.138 (breach of good faith); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 79.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

A corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 79.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Insurance.  Pursuant to NRS 78.752 (Insurance and other financial arrangements against liability of directors, officers, employees and agents), a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.  No such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

The SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers or controlling persons, the Company has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

21

Item 15. Recent Sales of Unregistered Securities.

Common Stock

On October 29, 2012, the Company issued 25,000,000 shares to Blue Ivory International Holdings, Ltd. in connection with an agreement for the licensing of Drug Identification Numbers.

On January 1, 2012 the Company issued 2,500,000 shares valued at $0.80 per share for consulting services.

On April 30, 2012 the Company issued 5,000,000 shares valued at $0.80 per share for consulting service to its Chief Executive Officer.

On May 15, 2012 the Company issued 500,000 shares valued at $0.80 per share for consulting services.

On June 11, 2012 the Company issued 750,000 shares valued at $0.10 per share for cash.

On June 1, 2012 the Company issued 200,000 shares valued at $0.80 per share for consulting services.

On June 11, 2012 the Company issued 2,000,000 shares valued at $0.80 per share for consulting services.

On June 11, 2012 the Company issued 1,000,000 shares valued at $0.80 per share for consulting services.

On September 1, 2012 the Company issued 50,000 shares valued at $0.80 per share for consulting services.

On September 1, 2012 the Company issued 500,000 shares valued at $0.80 per share for consulting services.

On September 11, 2012 the Company issued 2,000,000 shares valued at $0.80 per share for consulting services.

On May 2, 2013 the Company issued 4,000,000 shares valued at $0.80 per share to convert $4,000 of principal on loan from related party to equity.

On May 8, 2013 the Company issued 1000,000 shares valued at $0.25 per share for cash.

On July 11, 2013 the Company issued 250,000 shares valued at $0.85 per share for consulting services.

On July 11, 2013 the Company issued 200,000 shares valued at $0.125 per share for cash.

On August 8, 2013 the Company issued 100,000 shares valued at $0.20 per share for cash.

On August 15, 2013 the Company issued 25,000 shares valued at $0.88 per share for consulting services.

On September 13, 2013 the Company issued 6,450,000 shares valued at $0.48 to Revive shareholders in relation to asset acquisition.

On January 22, 2014, the Company issued 750,000 shares valued at $0.10 pursuant to certain stock purchase agreement to Equity Portfolio Funding, Inc., and a half warrant to purchase further common stock of the Company for up to two years at $0.50 per share.

On May 19, 2014, the Company entered into a Securities Purchase Agreement with Seaside 88, LP, a Florida limited partnership, or Seaside, pursuant to which the Company will issue and sell to Seaside up to 5,000,000 shares of its common stock. The Company issued 584,350 shares at $0.15 per share on May 20, 2014, 917,300 shares at $0.15 per share on June 20, 2014, and 840,520 shares at $0.1195 per share on July 21, respectively.

Preferred Stock

On October 29, 2012, the Company issued 20,000,000 shares of preferred stock to Blue Ivory International Holdings, Inc.

Note

On October 25, 2010, the Company entered into a note payable with Ramos and Ramos Investments Inc. The note bears interest at a 7% per annum interest rate. The note matures December 31, 2014. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock. Interest expense for the years ended December 31, 2013 and 2012 was $7,000 and $7,000, respectively.

22

The Company entered into a note payable with maximum lending amount of $500,000 with Ramos and Ramos Investments Inc. a maximum of lending amount of $500,000 could be advanced within the first six months of the note. The note bears interest at a 12% per annum interest rate. The note cannot be paid off in full before January 1, 2015 or the completion of a public offering by the Company. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share. The holder of the note has the right to convert the full or any portion of the principal and accrued but unpaid interest into shares of common stock. Interest expense for the years ended December 31, 2013 and 2012 was $45,311 and $34,792, respectively.

The Company entered into a note payable with Canadian Heritage Ltd. The loan is not interest bearing and cannot be called prior to January 1, 2015.

On October 3, 2013 the Company entered into a $200,000 note payable with RAMM Venture Developments Inc. The note bears interest at 12% annually. The earliest the note can become due is December 31, 2014 if a private placement funds are received at which time the note repayment can be accelerated. In the event of default of the repayment, the note shall automatically be converted to shares of the Company’s common stock at the price of $0.001 per share.

The above securities were issued pursuant to the registration exemption afforded the Company under Section 4(2) of the Securities Act of 1933, as amended.

Item 16 Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.*
10.1	Asset Purchase Agreement with Revive Bioscience Inc. dated September 13, 2013
10.2	Amendment to the Asset Purchase Agreement with Revive Bioscience Inc. dated January 30, 2014
10.3	Consulting Agreement with Peter Daniel Bagi dated April 30, 2012
10.4	Distribution Agreement with Hard Core Beverages LLC dated March 18, 2014
10.5	Service Agreement with Great Lakes Fulfillment Services dated October 23, 2013
10.6	Sponsorship Agreement with Wide-Open Sports Marketing, Inc. dated June 11, 2014
10.7	Manufacturing Agreement with Private Label Nutraceuticals, Inc. dated May 1, 2014
10.8	Sales Management and Service Agreement with Nutritional Products International, Inc. dated January 16, 2014
10.9	Sales Representation Agreement with Acosta Military Sales, LLC dated February 13, 2014
10.10	Securities Purchase Agreement with Seaside 88, LP dated May 19, 2014
10.11	Investment Agreement with Beaufort Capital Partners LLC dated June 9, 2014
10.12	Registration Rights Agreement with Beaufort Capital Partners LLC dated June 9, 2014
10.13	Secured Promissory Note issued to Beaufort Capital Partners LLC dated June 9, 2014
10.14	Stock Pledge Agreement with Beaufort Capital Partners LLC dated June 9, 2014
10.15	Escrow Agreement with Beaufort Capital Partners LLC dated June 9, 2014
23.1	Consent of KLJ & Associates, LLP
23.2	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. (filed as Exhibit 5.1)

* To be filed by amendment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

23

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

24

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Canada, on July 25, 2014.

AXXESS PHARMA, INC.

By:	/s/ Peter Daniel Bagi, MD
Peter D. Bagi, MD
President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter D. Bagi, MD, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Daniel Bagi, MD	President, Chief Executive Officer,	July 25, 2014
Peter D. Bagi, MD	Chief Financial Officer and Director

25